U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the Fiscal year ended December 31, 2025

NOK THERAPEUTICS, INC.

(Exact name of issuer as specified in its charter)

Florida	99-3344253
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2009 Mackenzie Way, Suite 100

Cranberry Twp, PA 16066

(Address, including zip code of principal executive office)

888-691-5839

(Issuer’s telephone number, including area code)

Class A Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Item 1. Business

NӦK Therapeutics, Inc. (“NӦK” or the “Company”) was incorporated on May 22, 2024, in the state of Florida and with its primary place of business located at 2009 Mackenzie Way, Suite 100, Cranberry Twp, PA 16066.

NӦK is a clinical-stage biotechnology company developing Natural Killer (NK) cell-based cancer therapies. These autologous therapies target areas within both hematological malignancies and solid tumors. NK cells play an important role in the body’s protection against cancer by effectively recognizing virus-infected and tumor cells. NK cells kill both cell types and also interact with other cells making them vital in innate immune defense.

The NӦK proprietary technology platform and autologous NK cell therapy drug product is designed to target cancer, especially in situations where autologous therapies have a clear benefit over allogeneic therapies. Platform enabling selective expansion and activation of NK cells from cancer patient’s peripheral blood produces NK cells with increased tumor killing ability.  NӦK’s strategy is repeated dosing of long lived autologous re-activated NK cells and achieve tumor targeting by combining with established antibody-dependent cell-mediated cytotoxicity (ADCC) competent monoclonal antibodies (mAbs), exerting their anti-tumor effect by binding to the tumor and recruiting NK cells.

NӦK’s hematological malignancy clinical stage pipeline candidate, evencaleucel, has completed first in human Phase I for safety and tolerability in multiple myeloma patients. Treatment with escalating doses of ex vivo activated and expanded NK cells was well tolerated without any severe adverse events. The second hematological candidate, indicated for acute myeloid leukemia (AML), NOK02, along with our two candidates, NOK03 and NOK04 for solid tumors, are in preclinical stages. The rights to develop evencaleucel were acquired during the purchase by NӦK of all assets of XNK from its bankruptcy estate in May 2024.

In May 2024, the Company entered into a patent transfer and assignment agreement with the bankruptcy estate of XNK Therapeutics AB (“XNK”), to purchase key patent families and related intellectual property related to a proprietary technology platform and autologous Natural Killer (“NK”) cell therapy drug product.

Summary of Patent Transfer and Assignment Payments

●	Upfront License fee paid: $150,000;

●	All Costs and Revenues, if any, post-closing, to be borne by Buyer (Company).

Summary of Patent Transfer and Assignment Agreement Terms

●	Patents sold “as is”;

●	Seller warrants that the Patents are free and clear of any encumbrance;

●	Breach by Seller of Warranties and Covenants:

○	Seller indemnifies the Buyer for loss in excess of $50,000;

○	No individual loss less than $10,000 shall be taken into account;

●	Closing date: May 29, 2024.

Recent Developments

Recent developments have focused on securing EU manufacturing capacity, culminating in the selection of a Contract Development and Manufacturing Organization (CDMO) with the infrastructure, quality systems, and technical capabilities required to support upcoming human clinical trials

Our Competitive Advantages

NÖK Therapeutics’ autologous NK cell therapy offers several competitive advantages that position it as a promising option in the field of cancer immunotherapy. First, its autologous nature eliminates the need for a donor, as the therapy uses the patient’s own NK cells, reducing the risk of immune rejection and simplifying the logistical challenges associated with donor sourcing, as seen in allogeneic therapies. Second, NÖK’s approach does not require lymphodepletion, a strenuous preconditioning process involving chemotherapy drugs like fludarabine and cyclophosphamide, which is commonly used in allogeneic NK cell therapies to prevent graft rejection but can cause significant toxicity and side effects. This absence of lymphodepletion enhances patient safety and tolerability, making the therapy more accessible to those who may not tolerate intensive preconditioning. Third, NK Therapeutics has successfully completed a Phase I clinical trial demonstrating the safety and tolerability of its therapy, a milestone achieved by few autologous NK cell therapy companies, providing a critical foundation for further clinical development and potential market differentiation. Additionally, the therapy’s personalized approach allows for tailored treatment that leverages the patient’s own immune system, potentially improving efficacy against specific tumor profiles without the risk of graft-versus-host disease (GvHD), a concern in allogeneic settings. The therapy’s manufacturing process is also designed to be robust and cost-efficient, as it avoids the need for feeder cells and supports freezing of both starting material and final product, facilitating scalability and practical application in clinical settings. Finally, NÖK’s focus on both hematological malignancies and solid tumors, combined with its potential for combination with antibodies, broadens its therapeutic scope and positions it to address unmet needs in diverse oncology indications, further enhancing its competitive edge.

Company Growth Strategy

As a clinical stage biotech company, the growth of the intrinsic value of NÖK Therapeutics is predicated on the development and commercialization of its technology and products through human clinical stages to regulatory approval. Going forward, NÖK intends to capitalize on its strengths to position the company for long term success. This will include advancing key programs such as evencaleucel and targeting high value indications. Additionally, NÖK will continue to seek and strengthen strategic collaborations and partnerships with academic institutions, biotech firms, and pharmaceutical companies. In the near term, we will enhance our GMP manufacturing capabilities to meet the production demands of future clinical trials. These advancements will come from our efforts to secure funding through non-dilutive mechanisms and through a combination of equity offerings, debt financing, or milestone-based payments from partnerships.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of an Initial Public Offering (IPO), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, as such amount is indexed for inflation every five years by the Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers during its most recently completed fiscal year, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

For so long as we are an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	As a newly formed start-up company, we present only audited financial statements and related management’s discussion and analysis of financial condition and results of operations in our initial registration statement;

●	we avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

●	we provide reduced disclosure about our executive compensation arrangements; and

●	we do not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

The Company may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of an IPO, though the Company may cease to be an emerging growth company earlier under certain circumstances, including if (a) the Company has more than $1.235 billion in annual revenue in any fiscal year, (b) the market value of common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second quarter of its most recently completed fiscal year; or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We are also a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Intellectual Property

In May 2024, the Company entered into a patent transfer and assignment agreement with the bankruptcy estate of XNK Therapeutics AB (“XNK”), to purchase key patent families and related intellectual property related to a proprietary technology platform and autologous Natural Killer (“NK”) cell therapy drug product.

NӦK Patent Families

Note regarding Patent Ownership: Cellprotect Nordic Pharmaceuticals AB sold its rights in the Patents described below to XNK. NӦK acquired all XNK’s patent rights when it purchased the assets of XNK from the XNK bankruptcy estate in May of 2024.

Patent Family 1

A method of large-scale expansion and simultaneous activation of NK cells and NK-like T cells in a closed cell culture system, wherein the expanded cells exhibit increased cytotoxicity.

Expansion of NK Cells Applicant/Owner: Cellprotect Nordic Pharmaceuticals AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Exp. date

Belgium	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Czech Republic	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Denmark	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Finland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

France	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Germany	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Ireland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Italy	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Luxemburg	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

the Netherlands	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Norway	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Poland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Portugal	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Spain	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Sweden	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Switzerland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

Turkey	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

UK	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Mar 2030

China	Evren Alici	CN 201080021237.8	2010-03-25	CN 102428173	25 Mar 2030

Hong Kong	Evren Alici	HK 12110647.2	2010-03-25	HK 1170258	25 Mar 2030

Japan	Evren Alici	JP 2017-208238	2010-03-25	JP 2018-046840	25 Mar 2030

Republic of Korea	Evren Alici	KR 10-2011-7025234	2010-03-25	1018815200000	25 Mar 2030

USA	Evren Alici	US 13/260,004	25 Mar 2010	US 8,877,182	25 Mar 2030

Patent Family 2

The present invention relates to expanded NK cells. The NK cells have been expanded ex vivo, are activated and have a cytotoxic phenotype. The cytotoxicity against malignant cells is markedly increased compared to non-expanded NK cells. The invention also relates to a method of treatment.

Title: Expanded NK Cells Applicant/owner: Cellprotect Nordic Pharmaceuticals AB
Country	Inventor(s)		Appl. No.	Appl. Date		Reg. no.	Reg. date	Exp Date
USA	Sirac Dilber, Evren Alici	US	14/830,758	20 Aug 2015	US	9,585,914	7 March 2017	09 Nov 2027

Patent Family 3

The present invention relates generally to anti-viral agents for use in preventing herpes virus reactivation in a patient, wherein the patient has received a therapy comprising natural killer (NK) cells and/or NK-like T cells. Additionally, the invention relates to NK cells and/or NK-like T cells for use in treating a malignant disease in a patient, wherein the use comprises the step of administering an anti-viral agent to the patient with the NK cell and/or NK-like T cell therapy. The invention also relates to pharmaceutical compositions and kits.

Title: Medical Uses Applicant/owner: XNK Therapeutics AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
China	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	CN 201980029357.3	30 April 2019				Abandoned

EP	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	EP 3787685	30 April 2019				Pending

Hong Kong	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren Ljunggren	62021036993.5	30 April 2019				Abandoned

Hong Kong	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	62021038634.3	30 April 2019				Pending

Japan	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	JP 2021-510533	30 April 2019				Abandoned

Republic of Korea	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	KR 10-2020- 7034431	30 April 2019				Pending

US	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	17/04,8702	30 April 2019				Pending

Patent Family 4

The present invention relates generally to new methods for expanding NK cells. The method comprises starting from a low number of NK cells, and recites particular perfusion conditions.

Title: Methods
Applicant/owner: XNK Therapeutics AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
EP	Jan Per-Henrik Holmqvist	EP 22809372.0	24 Oct 2022	N/A	N/A	N/A	Pending

USA	Jan Per-Henrik Holmqvist	US 18/705176	24 Oct 2022	N/A	N/A	N/A	Pending

Seasonality in Our Business

We do not believe our business is subject to significant seasonal variation.

Employees

As of December 31, 2025, the Company employed five part-time employees who collectively provide operational, financial, and strategic advisory services.

Government Regulation

Our business is subject to a wide range of laws and regulations at the federal, state, and local levels including employment, health care and safety, privacy, data security, environmental, and other requirements. Compliance with these laws and regulations requires management by the Company, including legal assistance, use of professional employment organizations, and other resources on an ongoing basis. Changes in laws and regulations, and their variations in local jurisdictions, require monitoring and research in order to ensure compliance, and obtain the appropriate licenses, certificates, permits, and other documentation necessary to conduct business. Many of these laws and regulations are typical of most business activities, whereas we describe additional regulations at the federal level specific to our company below.

Regulatory Process

Our product candidate must be approved for therapeutic indications by the FDA before it may be marketed in the U.S. Our drug product candidates are regulated under the FDCA (Food Drug & Cosmetic Act) and the FDA must approve a Biologics License Application (“BLA”), which generally involves the following:

●	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice (“GLP”) requirements;

●	submission to the FDA of an IND which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

●	approval by an institutional review board (“IRB”) or independent ethics committee (“EC”) at each clinical trial site before each clinical trial may be initiated;

●	performance of adequate and well-controlled clinical trials in accordance with good clinical practice (“GCP”) requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

●	preparation and submission to the FDA of an BLA;

●	payment of user fees for FDA review of the BLA, unless waived;

●	a determination by the FDA within 60 days of its receipt of an BLA to file the application for review;

●	satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the product will be produced to assess compliance with Current Good Manufacturing Processes (“cGMP”) to assure that the facilities, methods, and controls are adequate to ensure and preserve the drug product’s identity, strength, quality and purity;

●	satisfactory completion of any FDA audits of the clinical trial sites that generated the data in support of the BLA; and

●	FDA review and approval of the BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.

Facilities

We do not own any plants or facilities.

Legal Matters

We are not currently party to any legal proceedings and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results or financial condition.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview of Operations

NӦK was incorporated on May 22, 2024, in the state of Florida and with its primary place of business located at 2009 Mackenzie Way, Suite 100, Cranberry Twp, PA 16066. We have five employees, all of whom are part-time.

NӦK is a clinical-stage biotechnology company developing Natural Killer (NK) cell-based cancer therapies. These autologous therapies target areas within both hematological malignancies and solid tumors. NK cells play an important role in the body’s protection against cancer by effectively recognizing virus-infected and tumor cells. NK cells kill both cell types and also interact with other cells making them vital in innate immune defense.

The NӦK proprietary technology platform and autologous NK cell therapy drug product is designed to target cancer, especially in situations where autologous therapies have a clear benefit over allogeneic therapies. Platform enabling selective expansion and activation of NK cells from cancer patient’s peripheral blood produces NK cells with increased tumor killing ability.  NӦK’s strategy is repeated dosing of long lived autologous re-activated NK cells and achieve tumor targeting by combining with established antibody-dependent cell-mediated cytotoxicity (ADCC) competent monoclonal antibodies (mAbs), exerting their anti-tumor effect by binding to the tumor and recruiting NK cells.

NӦK’s hematological malignancy clinical stage pipeline candidate, evencaleucel, has completed first in human Phase I for safety and tolerability in multiple myeloma patients. Treatment with escalating doses of ex vivo activated and expanded NK cells was well tolerated without any severe adverse events. The second hematological candidate, indicated for acute myeloid leukemia (AML), NOK02, along with our two candidates, NOK03 and NOK4 for solid tumors, are in preclinical stages. The rights to develop evancaleucel were acquired during the purchase by NӦK of all assets of XNK from its bankruptcy estate in May 2024.

Recent Developments

Recent developments have focused on securing EU manufacturing capacity, culminating in the selection of a CDMO with the infrastructure, quality systems, and technical capabilities required to support upcoming human clinical trials.

Results of Operations

Gross revenue: The Company had no revenue during the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024.

Research and development expenses: The Company incurred $163,164 and $223,314 in research and development expenses during the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024, respectively. These expenses were primarily associated with the purchase of key patent families and related intellectual property related to the proprietary technology platform and autologous NK cell therapy drug product, patent expenses, and other preparatory activities necessary to support the next phase of our trial. The decrease in research and development expenses is primarily driven by the purchase of key patent families and related intellectual property in 2024.

Other operating expenses: The Company incurred $1,827,336 and $79,782 in other operating expenses, including salaries and wages, professional services, and general and administrative expenses during the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024, respectively. The significant increase in 2025 is primarily a result of salaries and wages and increased professional services expenses.

Other expense, net: The company had $1,011,410 and $71,269 in net other expenses for the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024, respectively. This includes interest expense, loss on extinguishment of debt, change in fair value of liabilities, and other income (expense). The increase in other expense is primarily due to the loss recognized in connection with the conversion of the $250,000 promissory note in May 2025. Please see Note 3 – Debt.

Net loss: Net loss for the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024, was $3,001,910 and $374,365, respectively. The change in net loss is primarily driven by the increase in professional services expenses and loss recognized in connection with the conversion of the $250,000 promissory note.

Liquidity and Capital Resources

As of December 31, 2025, we had cash of $206,042. During the year ended December 31, 2025, we used approximately $1,107,996 in cash for operating activities and were provided $893,600 through financing activities.

In fiscal year 2024, the Company entered into unsecured note agreements with certain shareholders in the aggregate principal amount of $172,500. These notes bear interest at 6% per annum and with a maturity date of May 28, May 31, and June 28, 2026. Upon the occurrence and during the continuance of any default by the Company under these notes, which default is not cured within fifteen (15) days following written notice of such default from the payee, the payee may declare the entire unpaid principal and unpaid interest immediately due and payable.

In fiscal year 2024, the Company entered into an unsecured note agreement with an unrelated party in the principal amount of $100,000. The note bears interest of at 6% per annum and a maturity date on April 8, 2025. Upon the occurrence and during the continuance of any default by the Company under the note, which default is not cured within fifteen (15) days following written notice of such default from the payee, the payee may declare the entire unpaid principal and unpaid interest immediately due and payable. As additional consideration for the note, the Company agreed to issue 100,000 shares of our common stock to the note holder.

In fiscal year 2024, the Company entered into an unsecured note agreement with an unrelated party in the principal amount of $250,000. The note bears interest of at 6% per annum and a maturity date on May 11, 2025. Upon the occurrence and during the continuance of any default by the Company under the note, which default is not cured within fifteen (15) days following written notice of such default from the payee, the payee may declare the entire unpaid principal and unpaid interest immediately due and payable. As additional consideration for the note, the Company agreed to issue 250,000 shares of our common stock to the note holder. In May, 2025, the principal of this note was converted into 1,000,000 shares of common stock and accrued interest in the amount of $7,438 was paid in cash.

In fiscal year 2024, the Company entered into an unsecured note agreement with an unrelated party in the principal amount of $250,000. These note bears interest of $50,000 and matures on March 16, 2026. Interest and principal on the note is paid in an amount equal to fifty (50) percent of net proceeds, less expenses, from the sale of the Company’s Regulation A filing. All unpaid principal and interest is paid at maturity. Upon the occurrence and during the continuance of any default by the Company under the note, which default is not cured within fifteen (15) days following written notice of such default from the payee, the payee may declare the entire unpaid principal and unpaid interest immediately due and payable. As additional consideration for the note, the Company agreed to issue 250,000 shares of our common stock to the note holder. The note had an outstanding principal balance of $250,000 as of March 31, 2026 and accrued interest of $50,000. The note is currently in default.

The capital raised through this offering, combined with our existing cash on hand, may be sufficient to meet all financial needs and obligations for the next twelve months. However, our liquidity needs are affected by changes in business operations, including investments in product development.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate the continuation of the Company as a going concern, which is dependent upon the Company’s ability to obtain sufficient financing or establish itself as a profitable business. As of December 31, 2025, the Company had an accumulated deficit of $3,376,275 and net loss of $3,001,910 and had not yet commenced revenue generating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date the financial statements are issued.

The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing, generate revenues, and ultimately achieve profitable operations. We may seek additional capital resources through public or private debt or equity offerings to support future growth opportunities or other corporate purposes. However, there can be no assurance that additional financing will be available on favorable terms, or at all.

Our liquidity may be impacted by a number of risks and uncertainties, including:

●	Economic Conditions: A downturn in the economy could negatively affect our ability to raise capital.

●	Credit Market Volatility: If the credit markets remain restrictive, our ability to obtain financing on favorable terms may be limited.

●	Operational Risks: Any disruptions in our operations, including supply chain issues or regulatory changes, could impact our ability to raise capital.

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this document, we believe that the accounting policies discussed above are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Cash Flows

Cash Flow used in Operating Activities

For the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024, the Company used $1,107,996 and $348,462 in operating activities, respectively. The cash used in operations was primarily attributable to research and development expenses, general and administrative costs, and personnel-related expenses. As a pre-revenue development-stage company, we expect to continue incurring negative cash flows from operations in the near term as we advance our clinical and regulatory program.

Cash Flows from Financing Activities

The Company generated $893,600 and $768,900 in net cash from financing activities for the year ended December 31, 2025 and for the period from inception (May 22, 2024) to December 31, 2024, respectively. This amount primarily reflects proceeds from the issuance of common stock, which were used to fund initial operating and development activities. The Company made debt repayments of $150,000 during the period.

Material Cash Commitments. The Company’s material future cash commitments, to be paid from cash flows from operations, are to repay its current debt obligations. The Company does not have any material commitments for capital expenditures. The following table shows the material future commitments for the years ending December 31:

2026	$291,758
Total	$291,758

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Item 3. Directors and Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. All of the current directors are in the first year of a three year term. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Robert Lewis	55	President, CEO and Director
Brian Cogley	40	Chief Financial Officer and Director
Tamara Jovonovich	59	Chief Operating Officer
Bruce Cassidy	75	Director
Martin Lewis	65	Director

Robert Lewis, (President, CEO and Director). Mr. Lewis has served as President, Chief Executive Officer and Director of NӦK Therapeutics, Inc. since June of 2024, working approximately twenty hours per week since inception. Rob currently serves in a part-time capacity as Chief Operating Officer and member of the board of Jabez Biosciences, Inc. as well as a member of the board of RAAx, Inc. Rob spent the last 30 years working in the pharmaceutical industry, beginning at TEVA Pharmaceuticals and continuing with other multiple global and mid-tier pharmaceutical corporations such as Sigma and Cypress Pharmaceuticals. Rob has held leadership positions overseeing the departments of Scientific Affairs, Medical Affairs, Regulatory Affairs, Clinical Affairs, and International and Domestic Business Development. Additionally, Rob has 30 NDA and ANDA FDA drug approvals and multiple launches under his supervision. Since 2012, Rob has been self employed as a health care consultant, co-founded and taken multiple ownership stakes in other biotech, pharmaceutical, and medical device companies and serves on the board of directors for each company. Rob earned his B.S. in Chemistry & Biology from Columbia College.

Brian Cogley, (Chief Financial Officer, Director). Mr. Cogley joined NӦK Therapeutics, Inc. in June of 2024 and joined the Board of Directors in August of 2024. Mr. Cogley is serving as the Company’s Chief Financial Officer in a part-time capacity, working approximately ten hours per week since inception, until a time when the Company determines a full-time position is necessary. Mr. Cogley is the full time CFO for Z Squared Inc. (Nasdaq:ZSQR) and that is his full time and primary position. In addition, Mr. Cogley serves in a part-time capacity with Jabez Biosciences, Inc. and a member of its Board of Directors. Mr. Cogley has over 16 years of accounting and finance experience, having previously held positions of increasing authority at two “Big 4” public accounting firms and served on the management teams of multiple companies in diverse industries. An accountant by training, Mr. Cogley arrives at NÖK with a career in corporate finance and accounting during which he advised and led the financial operations for companies spanning multiple industries including life sciences, pharmaceuticals, financial services, and manufacturing. In May 2023, Mr. Cogley joined the executive team of Coeptis Therapeutics Holdings, Inc. as the Chief Financial Officer. From February 2022 until joining Coeptis, Mr. Cogley was a Senior Manager, Accounting Advisory at CFGI, LLC where he served pharmaceutical and financial services clients in technical accounting implementations and execution, interim Controller roles, interim SEC Reporting Manager roles, segment reporting and carve-out engagements. From 2017-2022 Mr. Cogley held the position of Vice President of Finance & Accounting at NexTier Bank where he was a member of the Company’s senior management team and led its accounting and finance operations, including the general ledger, financial planning and analysis, internal and external financial reporting, and human resources. From 2015-2017 Mr. Cogley held the position of Global Cash Manager for Calgon Carbon Corporation, where he was responsible for all daily cash decisions across the global enterprise. From 2012-2015 Mr. Cogley was a Financial Analyst at TriState Capital Bank where he was responsible for building its Sarbanes-Oxley control environment, SEC/regulatory reporting and new system implementation, while also working on various process improvement projects. Mr. Cogley began his career at KPMG, LLP, providing audit and assurance services to a variety of clients in the financial services industry. Mr. Cogley earned a B.A. with a concentration in accounting and a Master of Business Administration with a concentration in finance from Duquesne University.

Tamara Jovonovich, (Chief Operating Officer). Dr. Jovonovich co-founded Jabez Biosciences, Inc. in 2023, marking her 20th year in the pharmaceutical industry, working approximately thirty hours per week since inception. In her tenure, Tamara has contributed to 15+ FDA drug approvals. Tamara lectured at San Jose University in 2004 before joining Alexza Pharmaceuticals (Ferrer) from 2004-2005. From 2005-2009, Tamara was a Principal Investigator at Fleming Pharmaceuticals (acquired by Long Pharmaceutical), developing various drug products for regulatory filings and approvals, both abbreviated and new. From 2009 to 2017, Tamara was a Director of Drug Development for Cypress Pharmaceuticals (acquired by Pernix Therapeutics). Tamara founded a consulting business in 2018-2024 where as President she helped several companies in the areas of development, manufacturing, quality and regulatory to develop, approve and maintain prescription products. Tamara is a co-founder and equity partner in other start-up biotech companies. Tamara attended the University of Central Florida where she earned a BS in Chemistry in 1996 and a BS in Fine Arts in 1996; the University of Washington where she earned a PhD in Biophysical Chemistry in 2000; and Stanford University where she earned a Fellowship in Chemistry from 2001-2004.

Bruce A. Cassidy, (Director). Mr. Cassidy joined our Board of Directors in August of 2024. In addition to his role on our Board of Directors, Mr. Cassidy currently serves on the boards for various companies, including as chairman of the board of each of Arboreta Healthcare (August 2020), KeyStar Corporation (d/b/a Zensports) (August 2022), Loop Media, Inc. (Board Member February 2020 and Chairman January 2021), as a member of the board of Oragenics, Inc. (October 2023) and a member of the board of Jabez Biosciences, Inc. (August 2024). He was also the founding investor and served on the board of directors of Ohio Legacy Corp. Previously, Mr. Cassidy was the founder and CEO of Excel Mining Systems from 1991 until its sale in 2007 to Orica Mining Services, and from 2008 to 2009, he served as the President and CEO of one of its subsidiaries, Minora North & South Americas. He is currently the President of The Concession Golf Club in Sarasota, Florida. Mr. Cassidy was chosen to serve as a member of our Board of Directors due to his extensive leadership and business experience and as a CEO of a large company, as well as his service on other boards of directors.

Martin Lewis, (Director). Mr. Lewis joined our Board of Directors in August of 2024. Mr. Lewis is also a member of the board of directors of Jabez Biosciences, Inc. Mr. Lewis has over 40 years of experience in Accounting and is a Certified Public Accountant. Mr. Lewis joined his current firm, Lewis, Kaufman & Co., P.C., in 1983. Prior to joining the firm, he developed his accounting skills working for Mesa Petroleum Company working on joint interest billings and offshore operations. Mr. Lewis received his bachelor’s degree in accounting with emphasis in Petroleum Accounting, from Texas Tech University in 1982. He also served as a former adjunct professor at Wayland Baptist University. Over the years, Mr. Lewis has been involved in management consulting for a wide variety of West Texas clients. He has developed a recognized specialty in the agricultural, financial institution & healthcare industries, including single and multi-physician medical practices. Mr. Lewis has contributed to the growth of the firm and is deeply committed to client service and to the personal and professional growth of his associates. He was elevated to stockholder in 1991. Mr. Lewis has been very active in the professional accounting field, having active memberships for a number of years with the American Institute of C.P.A.s, Texas Society of C.P.A.s, National Society of Accountants for Cooperatives and the Management of Accounting Practice - West Texas Chapter.

Family Relationships

No director, executive officer, or individual nominated or selected to become a director or executive officer has any family relationship, whether by blood, marriage, or adoption, that is closer than first cousin.

Involvement in Certain Legal Proceedings

The Company’s directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

Name and Principal Position	Year Ended	Salary[2] ($)	Bonus ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Lewis,	2025	125,000	-	-	-	-	-	125,000
President, CEO	2024	14,423	-	-	-	-	-	14,423
Brian Cogley,	2025	75,000	-	-	-	-	-	75,000
CFO	2024	8,654	-	-	-	-	-	8,654
Tamara Jovonovich,	2025	115,000	-	-	-	-	-	115,000
COO	2024	13,269	-	-	-	-	-	13,269

[1]	Directors, Martin Lewis and Bruce Cassidy, receive no compensation from the Company for their service at this time.

[2]	The Company was incorporated on May 22, 2024. The Company began paying employees pro-rated annual starting salaries on November 29, 2024. The annual starting salaries as follows: Robert Lewis, President, CEO, $125,000; Brian Cogley, CFO (Interim and Part-Time), $75,000; Tamara Jovonovich, COO, $115,000. The Company may choose to increase salaries in 2026.

Emerging Growth Company Status

As an emerging growth company, we are currently exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Stockholders*

The following table sets forth information as to the shares of common stock beneficially owned as of April 27, 2026 by (i) each person known to us to be the beneficial owner of more than 10% of our common stock; and (ii) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the Shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that any shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. We currently have no options outstanding.

Name	Address	Shares	% Ownership(1)
Robert Lewis	2009 Mackenzie Way, Suite 100, Cranberry Twp, PA 16066	5,800,000	12.35%
Brian Cogley	2009 Mackenzie Way, Suite 100, Cranberry Twp, PA 16066	447,200	0.95%
Tamara Jovonovich	2009 Mackenzie Way, Suite 100, Cranberry Twp, PA 16066	430,000	0.92%
Eagle Investment Group (Bruce Cassidy, Control Person)	1258 North Palm Ave., Sarasota, FL 34109	4,350,000	9.26%
Marlew, LTD. (Martin Lewis, Control Person)	2308 W 5th Street, Plainview, TX 79072	8,905,121	18.96%
MedTek, LLC (Martin Lewis, Control Person)	2308 W 5th Street, Plainview, TX 79072	1,632,500	3.48%
Total Officers and Directors As a Group		21,564,821	45.91%

NCF Charitable Assets Trust, NCF Giving INC, TTEE (Bradley Orr, Control Person)	5114 Balcones Woods DR STE 307 Austin, TX 78759	6,020,750	12.82%

(1)	Based on 46,968,550 shares issued and outstanding as of April 27, 2026

Item 5. Interest of Management and Others in Certain Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On September 24, 2024, the Company entered into a stock purchase agreement with Eagle Investment Group, LLC for 4,350,000 shares of common stock for total consideration of $250,000 payable in two payments with the first payment of $100,000 payable on or before September 27, 2024 and the second payment of $150,000 payable on or before November 15, 2024. The Company had a subscription receivable of $150,000 as of December 31, 2024. The transaction was completed in January 2025, at which time the Company issued the corresponding shares. Bruce Cassidy, Director, is a Control Person of Eagle Investment Group, LLC.

In and between April 2025 and October 2025, the Company entered into stock subscription agreements with MedTek, LLC for 632,500 shares of common stock at $1.00 per share in private transactions exempt from registration under Regulation D, Rule 506(b) of the Securities Act. Martin Lewis, Director, is a control person of MedTek, LLC.

In November 2025, the Company entered into stock subscription agreements with MedTek, LLC for 1,000,000 shares of common stock at $0.25 per share in a private transaction exempt from registration under Regulation D, Rule 506(b) of the Securities Act. Martin Lewis, Director, is a control person of MedTek, LLC.

Shareholder Loans

In May 2024, the Company entered into an unsecured note agreement with GoLabs Research and Development LLC in the principal amount of $150,000 together with interest of 6%, with a maturity date of May 28, 2026. Martin Lewis, Director, is a Control Person of GoLabs Research and Development LLC. As of December 31, 2024, the remaining principal balance on the unsecured note is $50,000 and accrued interest on the note was $4,027. In January 2025, the Company paid the outstanding $50,000 principal balance of the unsecured note agreement including accrued interest of $4,126.

Indemnification of Officers and Directors

Our Bylaws include provisions that provide for indemnification, expense advancement and reimbursement for our directors and officers, to the maximum extent allowable under Florida law. We plan to enter into customary indemnification agreements with our officers or directors. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC.

Stock Market Listing

Our shares of common stock are not listed or authorized for listing on any stock exchange.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Articles of Incorporation and Bylaws include provisions that eliminate, to the maximum extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our Articles of Incorporation and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our Articles of Incorporation and Bylaws.

There is currently no pending litigation or proceeding involving any of the directors, officers or employees for which indemnification is sought.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 6. Other Information

Unregistered Sales of Securities

The following is a summary of transactions by the Company from inception to December 31, 2025 involving sales of our securities that were not registered under the Securities Act.

In May and June 2024, the Company sold unsecured notes in the aggregate principal amount of $172,500. The notes were sold by us for cash, at par in private transactions exempt from registration under Section 4(a)(2) of the Securities Act.

In June 2024, the Company issued 18,800,000 shares of common stock to the founders, officers, directors for nominal cash and/or services in transactions exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In June 2024, the Company sold 10,959,000 shares of common stock for nominal cash in transactions exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between August 2024 and September 2024, the Company sold 650,000 shares of common stock for nominal cash in transactions exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

From August to October 2024, we sold 16,500 shares of common stock at $1.00 per share in a private transaction exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In September 2024, we sold 4,350,000 shares of common stock for $250,000 in a transaction exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between October 2024 and December 2024, we sold unsecured notes in an aggregate principal amount of $600,000. The notes were sold by us for cash, at par. As partial consideration for the notes, we issued 600,000 shares of common stock. We did not receive any cash consideration for these shares. These transactions were private transactions exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between January 2025 and September 2025, we issued 880,000 shares of common stock in exchange for services in transactions exempt from registration pursuant to Rule 701 of the Securities Act.

In March 2025, we issued 5,700,000 shares of common stock to an officer and director in a private transaction exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between May 2025 and November 2025, we sold 2,000,000 shares of common stock at $0.25 per share in private transactions exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between April 2025 and October 2025, we sold 632,500 shares of common stock at $1.00 per share in a private transaction exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between July 2025 and September 2025, we sold 4,900 shares of common stock at $2.00 per share under Regulation A.

In August 2025, we sold 1,000,000 shares of common stock for $500 in a private transaction exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In and between May 2025 and November 2025, we sold 2,000,000 shares of common stock at $0.25 per share in private transactions exempt from registration pursuant to 506(b) Regulation D of the Securities Act.

EXPERTS

The financial statements of NÖK Therapeutics, Inc. as of December 31, 2025 and 2024 have been so included in reliance on the report of Astra Audit & Advisory, LLC of Tampa, Florida a registered PCAOB CPA firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Item 7. Financial Statements

NÖK THERAPEUTICS, INC.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED

DECEMBER 31, 2025 AND 2024

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets, as of December 31, 2025 and 2024	F-3

Statements of Operations, for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) to December 31, 2024	F-4

Statements of Stockholders’ (Deficit) Equity, for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) to December 31, 2024	F-5

Statements of Cash Flows, for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) to December 31, 2024	F-6

Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of NöK Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NöK Therapeutics, Inc. (the Company) as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ (deficit) equity and cash flows for the year ending December 31, 2025 and the period from inception (May 22, 2024) to December 31, 2024, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ending December 31, 2025 and the period from inception (May 22, 2024) to December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no current operations and negative operating cash flows. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Tampa, Florida

April 30, 2026

3702 W Spruce St #1430 ● Tampa, Florida 33607 ● +1.813.441.9707

NÖK THERAPEUTICS, INC.

BALANCE SHEETS

	As of
	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash	$206,042	$420,438
Prepaid assets	1,080	1,077
Deferred offering costs	66,812	66,812
TOTAL CURRENT ASSETS	273,934	488,327
TOTAL ASSETS	$273,934	$488,327

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Notes payable, current, net of debt discount of $20,637 and $117,368, respectively	$229,363	$232,632
Accounts payable	23,515	12,573
Accrued interest payable, current	41,758	3,436
Accrued expenses	12,912	10,384
TOTAL CURRENT LIABILITIES	307,548	259,025

LONG TERM LIABILITIES
Note payable, long term, net of debt discount of $0 and $121,071, respectively	-	178,929
Accrued interest payable, long term	-	5,677
TOTAL LONG TERM LIABILITIES	-	184,606
TOTAL LIABILITIES	307,548	443,631

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock, $0.00 par value, 10,000,000 shares authorized, 0 issued and outstanding at December 31, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.00 par value, 100,000,000 shares authorized, 46,968,550 and 35,375,500 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	3,342,661	569,061
Subscription receivable	-	(150,000)
Accumulated deficit	(3,376,275)	(374,365)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(33,614)	44,696
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$273,934	$488,327

The accompanying notes are an integral part of this financial statement.

NÖK THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from Inception (May 22, 2024) to December 31, 2024
SALES
Sales	$-	$-
Cost of goods sold	-	-
Gross profit	-	-

COST OF OPERATIONS
Research and development expense	163,164	223,314
Salaries and wages expense	475,709	64,036
Professional services expense	1,307,775	14,501
General and administrative expenses	43,852	1,245
Total cost of operations	1,990,500	303,096

LOSS FROM OPERATIONS	(1,990,500)	(303,096)

OTHER (EXPENSE) INCOME

Interest expense	(265,004)	(71,269)
Loss on extinguishment of debt	(841,696)	-
Change in fair value of put liability	91,696	-
Other income (expense), net	3,594	-
TOTAL OTHER (EXPENSE), NET	(1,011,410)	(71,269)

LOSS BEFORE INCOME TAXES	(3,001,910)	(374,365)

PROVISION FOR INCOME TAXES	-	-
NET LOSS	$(3,001,910)	$(374,365)

LOSS PER SHARE

Loss per share, basic and fully diluted	$(0.07)	$(0.01)

Weighted average number of common shares outstanding	42,828,600	28,303,283

The accompanying notes are an integral part of this financial statement.

NÖK THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

For the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) to December 31, 2024

	PREFERRED STOCK		COMMON STOCK		SHARES	SUBSCRIPTION	ACCUMULATED	TOTAL
	SHARES	AMOUNT	SHARES	AMOUNT	SUBSCRIBED	RECEIVABLE	DEFICIT	EQUITY

BALANCE AT MAY 22, 2024	-	$-	-	$-	$-	$-	$-	$-

Shares issued for cash	-	-	34,775,500	268,900	-	(150,000)	-	118,900

Shares issued with notes payable			600,000	300,161	-	-	-	300,161

Net loss	-	-	-	-	-	-	(374,365)	(374,365)

BALANCE AT DECEMBER 31, 2024	-	-	35,375,500	$569,061	$-	$(150,000)	$(374,365)	$44,696

Shares issued for cash	-	-	9,713,050	893,600	-	150,000	-	1,043,600

Shares issued for services	-	-	880,000	880,000	-	-	-	880,000

Shares issued for conversion of debt	-	-	1,000,000	1,000,000	-	-	-	1,000,000

Net loss	-	-	-	-	-	-	(3,001,910)	(3,001,910)

BALANCE AT DECEMBER 31, 2025	-	$-	$46,968,550	$3,342,661	$-	$-	$(3,376,275)	$(33,614)

The accompanying notes are an integral part of this financial statement.

NÖK THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from Inception (May 22, 2024) to December 31, 2024
OPERATING ACTIVITIES
Net loss	$(3,001,910)	$(374,365)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on writedown of liability	(91,696)	-
Amortization of debt discount	217,802	61,723
Shares issued for non-employee services	880,000	-
Loss on extinguishment of debt	841,696	-
(Increase) decrease in:
Prepaid assets	(3)	(1,076)
Deferred offering costs	-	(66,812)
Increase (decrease) in:
Accounts payable	10,942	12,573
Accrued interest payable	32,645	9,111
Accrued expenses	2,528	10,384
NET CASH USED IN OPERATING ACTIVITIES	(1,107,996)	(348,462)

INVESTING ACTIVITIES

NET CASH USED IN INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES

Proceeds from notes payable	-	772,500
Repayment of notes payable	(150,000)	(122,500)
Shares issued for cash	1,043,600	118,900
NET CASH PROVIDED BY FINANCING ACTIVITIES	893,600	768,900
NET INCREASE (DECREASE) IN CASH	(214,396)	420,438
CASH AT BEGINNING OF PERIOD	420,438	-
CASH AT END OF PERIOD	$206,042	$420,438
SUPPLEMENTAL CASH FLOW DISCLOSURES

Interest paid	$14,556	$435
Taxes paid	$-	$-

SUPPLEMENTAL NON-CASH DISCLOSURES

Shares issued in exchange for subscriptions receivable	$-	$150,000
Shares issued in exchange for notes payable	$-	$300,161
Shares issued for conversion of debt	$1,000,000	$-

The accompanying notes are an integral part of this financial statement.

NÖK THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2025 and 2024

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

NÖK Therapeutics, Inc. (“NÖK”, the “Company”) was incorporated in the state of Florida on May 22, 2024. The Company is a biotechnology company developing natural killer (“NK”) cell-based therapies. The current business model is designed around furthering the development of its current product portfolio in new and exciting therapeutic areas such as oncology.

Basis of Presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the accompanying financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s financial position, results of operations, and cash flows.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash – For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. At times, balances of cash and cash equivalents at financial banking institutions exceeded the federally insured limit of $250,000. The uninsured balance was $0 and $170,438 at December 31, 2025 and December 31, 2024, respectively. The Company regularly monitors the financial condition of the institution in which it has depository accounts and believes the risk of loss is minimal.

Income Taxes – The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between reporting of income and expenses for financial reporting purposes and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.

ASC 740 clarifies the accounting and reporting for uncertainties in income tax law within subtopic ASC 740-10-25-5. The guidance prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Management believes that there is no liability related to uncertain tax positions as of December 31, 2025 and December 31, 2024.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Adoption of New Accounting Pronouncements – During the year ended December 31, 2025 and the period from inception (May 22, 2024) to December 31, 2024, there were new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, including Accounting Standards Update (“ASU”) 2023-07, has been or will be adopted by the Company. Please see Note 9, Segment Reporting. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

Going Concern Risk – The accompanying financial statements have been prepared in conformity with GAAP, which contemplate the continuation of the Company as a going concern, which is dependent upon the Company’s ability to obtain sufficient financing or establish itself as a profitable business. As of December 31, 2025, the Company had an accumulated deficit of $3,376,275. For the year ended December 31, 2025, the Company had a net loss of $3,001,910 and had not yet commenced revenue generating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date the financial statements are issued.

The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing, generate revenues, and ultimately achieve profitable operations. Management is actively pursuing funding opportunities and has demonstrated the ability to raise capital. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations.

Fair Value of Financial Instruments – The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of those financial instruments. The methods and assumptions applied in determining the fair value of each class of financial assets and financial liabilities of the Company are disclosed in the respective accounting policies. The estimated fair value of cash and subscriptions receivable approximate their carrying amounts due to the short-term nature of these instruments. For debt instruments issued at a discount, the carrying amount is initially recorded net of the unamortized discount, which is amortized to interest expense over the term of the debt using the effective interest method. When measuring fair value, the Company considers the impact of the discount, along with other relevant inputs such as market interest rates, credit spreads, and the terms of the instrument.

Earnings Per Share – Basic earnings per share (or loss per share), is computed by dividing the earnings (loss) for the period by the weighted average number of common stock shares outstanding for the period. Diluted earnings per share reflects potential dilution of securities by including other potentially issuable shares of common stock, including shares issuable upon conversion of convertible securities or exercise of outstanding stock options and warrants, in the weighted average number of common shares outstanding for the period. Therefore, because including shares issuable upon conversion of convertible securities and/or exercise of outstanding options and warrants would have an anti-dilutive effect on the loss per share, only the basic earnings (loss) per share is reported in the accompanying financial statements. The Company does not have other potentially issuable shares of stock.

Research and Development – Research and development costs are expensed when incurred. During the year ended December 31, 2025 and the period from inception (May 22, 2024) to December 31, 2024, research and development expenses totaled $163,164 and $223,314, respectively.

Segment Reporting – Operating segments are components of an enterprise about which separate financial information is available and is evaluated regularly by management, namely the Chief Operating Decision Maker (“CODM”) of an organization, in order to determine operating and resource allocation decisions. By this definition, the Company has identified its Chief Executive Officer as the CODM. The Company is operating in one segment, Biotechnology. This segment is non-revenue generating and incurs expenses by developing its biotechnology product pipeline.

Deferred Offering Costs – Deferred offering costs, consisting primarily of legal, accounting, and other fees directly related to the Company’s planned equity or debt offerings, are capitalized on the balance sheet. These costs are deferred until the completion of the related offering, at which time they are reclassified to equity (as a reduction of additional paid-in capital) or to debt (as a reduction of the carrying amount of the debt), depending on the nature of the offering. If the offering is abandoned, such costs are expensed immediately in the period in which the offering is terminated. At December 31, 2025 and December 31, 2024, the Company recorded $66,812 of deferred offering costs.

NOTE 3 – DEBT

In May 2024, the Company entered into an unsecured note agreement with a related party in the principal amount of $150,000 together with interest of 6%, with a maturity date of May 28, 2026. On October 11, 2024, the Company made a $100,000 payment toward the principal, leaving a remaining balance of $50,000. As of December 31, 2024, the accrued interest on this note was $4,027, classified as long-term. The note was paid in full on January 13, 2025, including accrued interest of $4,126. Additional information on this related party note is discussed in Note 8, Related Party Transactions.

In May 2024, the Company entered into an unsecured note agreement with a third party in the principal amount of $12,500 together with interest of 6%, with a maturity date of May 31, 2026. This note was paid in full on October 7, 2024, including accrued interest of $267.

In June 2024, the Company entered into an unsecured note agreement with a third party in the principal amount of $10,000 together with interest of 6%, with a maturity date of June 28, 2026. This note was paid in full on October 7, 2024, including accrued interest of $168.

In October 2024, the Company entered into a financing agreement with a third party under which it issued a promissory note with a principal amount of $100,000 together with interest of 6%, payable at maturity on April 8, 2025. As part of the financing agreement, the Company also issued 100,000 shares of its common stock to the lender. The relative fair value of the common stock was determined to be $49,989, which was recorded as a debt discount and will be amortized over the term of the note using the effective interest rate method.

As of December 31, 2024, the unamortized debt discount was $26,917, and the net carrying amount of the debt was $73,083. Amortization expense related to the debt discount for the period from inception (May 22, 2024) to December 31, 2024 was $23,072 and is included in interest expense in the accompanying statements of operations. The note had an outstanding principal balance of $100,000 as of December 31, 2024 and accrued interest of $1,382, classified as current. The note was paid in full on April 9, 2025, including accrued interest of $2,992. Amortization expense related to the debt discount for the year ended December 31, 2025 was $26,917 and is included in interest expense in the accompanying statements of operations.

In November 2024, the Company entered into a financing agreement with a third party under which it issued a promissory note with a principal amount of $250,000 together with interest of 6%, payable at maturity on May 11, 2025. As part of the financing agreement, the Company also issued 250,000 shares of its common stock to the lender. The relative fair value of the common stock was determined to be $124,973, which was recorded as a debt discount and will be amortized over the term of the note using the effective interest rate method.

As of December 31, 2024, the unamortized debt discount was $90,450, and the net carrying amount of the debt was $159,550. Amortization expense related to the debt discount for the period from inception (May 22, 2024) to December 31, 2024 was $34,523 and is included in interest expense in the accompanying statements of operations. The note had an outstanding principal balance of $250,000 as of December 31, 2024 and accrued interest of $2,055. On May 29, 2025, the principal amount of $250,000 was converted to 1,000,000 shares of common stock, which was valued at $1,000,000. and accrued interest payable in the amount of $7,438 was paid in cash. The note holder was issued a put option, which entitled him to require the Company to repurchase 250,000 shares of common stock for a price of $300,000 on the six month anniversary of the conversion, November 29, 2025. The Company recognized a loss on extinguishment of debt of $841,696 in relation to the shares and put option issued. The note holder allowed the put option to expire, and the Company recognized $91,696 of income related to the change in the fair value of the put liability. Amortization expense related to the debt discount for the year ended December 31, 2025 was $90,450 and is included in interest expense in the accompanying statements of operations.

In December 2024, the Company entered into a financing agreement with a third party under which it issued a promissory note with a principal amount of $250,000 together with interest of 16%, payable at maturity on March 16, 2026. As part of the financing agreement, the Company also issued 250,000 shares of its common stock to the lender. The relative fair value of the common stock was determined to be $125,198, which was recorded as a debt discount and will be amortized over the term of the note using the effective interest rate method.

As of December 31, 2024, the unamortized debt discount was $121,071, and the net carrying amount of the debt was $128,929. Amortization expense related to the debt discount for the period from inception (May 22, 2024) to December 31, 2024 was $4,127 and is included in interest expense in the accompanying statements of operations. The note had an outstanding principal balance of $250,000 as of December 31, 2024 and accrued interest of $1,648, classified as long-term.

As of December 31, 2025, the unamortized debt discount was $20,637, and the net carrying amount of the debt was $229,363. Amortization expense related to the debt discount for the year ended December 31, 2025 was $100,434 and is included in interest expense in the accompanying statements of operations. The note had an outstanding principal balance of $250,000 as of December 31, 2025 and accrued interest of $41,758. The note is currently in default.

NOTE 4 – CAPITAL STRUCTURE

The total number of shares of stock which the corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares with zero par value shall be designated as Common Stock and 10,000,000 shares with zero par value shall be designated as Preferred Stock. As of December 31, 2025, the Company had 46,968,550 shares of its common stock issued and outstanding, and on December 31, 2024, the Company had 35,375,500 shares of its common stock issued and outstanding.

The Preferred Stock authorized by the Company’s Articles of Incorporation may be issued in one or more series. There have been no preferred shares designated as of December 31, 2025. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Legal Matters – The Company is currently not a defendant in any litigation or threatened litigation that could have a material effect on the Company’s financial statements.

Master Service Agreement – On December 31, 2024, the Company entered into a one-year agreement that provides access to an AI-powered marketing software and robotic automation capabilities. Consideration for the contract consists of 250,000 shares of the Company’s common stock, issued on January 1, 2025, and a monthly fee of $7,500 beginning in April 2025. The Company recognized $250,000 in expense related to lead generation services and $45,000 in expense related to webinar services in connection with this contract during the year ended 2025.

NOTE 6 – INCOME TAXES

The Company has established deferred tax assets and liabilities for the recognition of future deductions or taxable amounts and operating loss carry-forwards. Deferred federal and state income tax expense or benefit is recognized as a result of the change in the deferred tax asset or liability during the year using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that will more likely than not be realized.

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate of 21% - federal, and 5.5% - state, to the income tax amount recorded as of December 31, 2024 and 2025 is as follows:

	December 31, 2025	December 31, 2024
Net operating loss	$3,376,275	$374,365
Tax provision at U.S. federal income tax rate	21.0%	21.0%
State income tax provision, net of federal	5.5%	5.5%
Provision for income taxes	26.5%	26.5%
Deferred tax asset	894,713	99,207
Valuation allowance	(894,713)	(99,207)
Net deferred tax asset	$-	$-

The Company has not recorded any income tax expense or benefit for the period from inception (May 22, 2024) to December 31, 2025.

At December 31, 2025, the Company had approximately $3,400,000 of unused net operating loss carryforwards.  Unused net operating loss carryforwards may provide future benefits although there can be no assurance that these net operating losses will be realized in the future.  The tax benefits of these loss carryforwards have been fully offset by valuation allowance.  These losses may be used to offset future taxable income and will carryforward indefinitely. The valuation allowance increased by $795,506, from $99,207 as of December 31, 2024 to $894,713 as of December 31, 2025, reflecting the increase in the net deferred tax asset arising from additional net operating losses incurred during the year. The federal and state income tax return for the period from inception (May 22, 2024) through December 31, 2024 has been filed. The federal and state income tax return for the year ended December 31, 2025 has not yet been filed.

NOTE 7 – RESEARCH AND DEVELOPMENT

In May 2024, the Company entered into a patent transfer and assignment agreement with the bankruptcy estate of XNK Therapeutics AB (“XNK”), to purchase key patent families and related intellectual property related to a proprietary technology platform and autologous Natural Killer cell therapy drug product. Through a note agreement with a third party discussed in Note 3, Debt, the total consideration paid to XNK was $150,000, which was fully expensed in accordance with ASC 730, Research and Development, and is reflected in research and development expense in the accompanying statements of operations for the period from inception (May 22, 2024) to December 31, 2024.

NOTE 8 – RELATED PARTY TRANSACTIONS

In May 2024, the Company entered into an unsecured note agreement with a member of its Board of Directors in the principal amount of $150,000. The note is classified as a related party transaction and bears interest at a rate of 6%, with a maturity date of May 28, 2026. A partial principal payment of $100,000 was paid in October 2024. As of December 31, 2024, the remaining principal balance was $50,000 and accrued interest on the note was $4,027. The remaining principal balance and accrued interest was paid during the year ended December 31, 2025.

In September 2024, the Company entered into a subscription agreement with a related-party entity affiliated with a member of the Company’s Board of Directors for an aggregate investment of $250,000. The subscription receivable at December 31, 2024 was $150,000. The subscription was fully completed in January 2025.

In and between April 2025 and October 2025, the Company entered into stock subscription agreements with MedTek, LLC for 632,500 shares of common stock at $1.00 per share in private transactions exempt from registration under Regulation D, Rule 506(b) of the Securities Act. Martin Lewis, Director, is a control person of MedTek, LLC.

In November 2025, the Company entered into stock subscription agreements with MedTek, LLC for 1,000,000 shares of common stock at $0.25 per share in a private transaction exempt from registration under Regulation D, Rule 506(b) of the Securities Act. Martin Lewis, Director, is a control person of MedTek, LLC.

NOTE 9 – SEGMENT REPORTING

Operating segments are components of an enterprise about which separate financial information is available and is evaluated regularly by management, namely the Chief Operating Decision Maker (“CODM”) of an organization, in order to determine operating and resource allocation decisions. By this definition, the Company has identified its Chief Executive Officer as the CODM. The Company is operating in one segment, Biotechnology.

Biotechnology Segment: This segment is non-revenue generating and incurs expenses by developing its biotechnology product pipeline. The Biotechnology Segment had total assets of $273,934 and $488,327 as of December 31, 2025 and December 31, 2024, respectively.

The Company believes that this structure reflects its current operational and financial management, and that it provides the best structure for the Company to focus on growth opportunities while maintaining financial discipline. The factors used to identify the Biotechnology operating segment were the difference in future potential revenue streams and customer base, the reporting structure for operational and performance information within the Company, and management’s decision to organize the Company around the future potential revenue generating activities of the segment.

Segment information relating the Company’s operating segment for the years ended December 31, 2025 and December 31, 2024 is as follows:

	Year Ended December 31, 2025
	Biotechnology Segment	Total
Sales	$–	$–
Total operating expenses	1,990,500	1,990,500
Loss from operations	(1,990,500)	(1,990,500)
Interest expense	(265,004)	(265,004
Other income	3,594	3,594
Loss on extinguishment of debt	(841,696)	(841,696)
Change in fair value of put liability	91,696	91,696
Net loss	$(3,001,910)	$(3,001,910)

	Year Ended December 31, 2024
	Biotechnology Segment	Total
Sales	$–	$–
Total operating expenses	303,096	303,096
Loss from operations	(303,096)	(303,096)
Interest expense	(71,269)	(71,269)
Net loss	$(374,365)	$(374,365)

NOTE 10 – SUBSEQUENT EVENTS

In March 2026, a promissory note with a principal balance of $250,000, originally executed in December 2024, matured and was not repaid. The note bears interest at a fixed rate of 16% per annum. As of the date of these financial statements, the Company has failed to remit payment of the outstanding principal and accrued interest, and the note is currently in default.

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (Incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A (File No. 024-12511) filed on September 26, 2024)
2.3	Bylaws (Incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A (File No. 024-12511) filed on September 26, 2024)
3.1	Unsecured Promissory Note in the principal sum of $12,500 of NOK Therapeutics, Inc. as Maker, Dated May 31,2024 (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 1-K (File No. 24R-00991) filed on May 6, 2025
3.2	Unsecured Promissory Note in the principal sum of $10,000 of NOK Therapeutics, Inc. as Maker, Dated June 28,2024 (Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 1-K (File No. 24R-00991) filed on May 6, 2025
3.3	Unsecured Promissory Note in the principal sum of $250,000 of NOK Therapeutics, Inc. as Maker, Dated December 16, 2024 (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 1-K (File No. 24R-00991) filed on May 6, 2025
4.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A/A (File No. 024-12511) filed on December 09, 2024)
6.1	Patent Transfer and Assignment Agreement, dated May 23, 2024 (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A/A (File No. 024-12511) filed on September 26, 2024)
6.2	Patent Confirmation Assignment (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A/A (File No. 024-12511) filed on September 26, 2024)
6.3	Unsecured Note dated May 28, 2024 between the Company and GoLabs Research and Development, LLC (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A/A (File No. 024-12511) filed on November 26, 2024)
6.4	Unsecured Promissory Note in the principal sum of $100,000 of NOK Therapeutics, Inc. as Maker, Dated October 8, 2024 (Incorporated by reference to Exhibit 6.4 to the Company’s Annual Report on Form 1-K (File No. 24R-00991) filed on May 6, 2025
6.5	Unsecured Promissory Note in the principal sum of $250,000 of NOK Therapeutics, Inc. as Maker, Dated November 11, 2024 (Incorporated by reference to Exhibit 6.5 to the Company’s Annual Report on Form 1-K (File No. 24R-00991) filed on May 6, 2025
6.6	Loan Conversion and Put Option Agreement of NOK Therapeutics, Inc., Dated May 29, 2025 (Incorporated by reference to Exhibit 6.6 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.7	Subscription Agreement in the amount of $50,000, NOK Therapeutics, Inc. as Issuer, Dated April 28, 2025 (Incorporated by reference to Exhibit 6.7 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.8	Subscription Agreement in the amount of $100,000, NOK Therapeutics, Inc. as Issuer, Dated May 28, 2025 (Incorporated by reference to Exhibit 6.8 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.9	Subscription Agreement in the amount of $100,000, NOK Therapeutics, Inc. as Issuer, Dated June 27, 2025 (Incorporated by reference to Exhibit 6.9 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.10	Subscription Agreement in the amount of $100,000, NOK Therapeutics, Inc. as Issuer, Dated July 28, 2025 (Incorporated by reference to Exhibit 6.10 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.11	Subscription Agreement in the amount of $100,000, NOK Therapeutics, Inc. as Issuer, Dated August 29, 2025 (Incorporated by reference to Exhibit 6.11 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.12	Subscription Agreement in the amount of $100,000, NOK Therapeutics, Inc. as Issuer, Dated September 26, 2025 (Incorporated by reference to Exhibit 6.12 of the Company’s Semi-Annual Report on Form 1-SA (File No. 24R-00991) filed on September 30, 2025)
6.13*	Subscription Agreement in the amount of $82,500, NOK Therapeutics, Inc. as Issuer, Dated October 29, 2025
6.14*	Subscription Agreement in the amount of $250,000, NOK Therapeutics, Inc. as Issuer, Dated November 17, 2025
11.1*	Consent of Independent Registered Public Accounting Firm.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be filed on its behalf by the undersigned duly authorized.

NÖK THERAPEUTICS, INC.

	By:	/s/ Robert Lewis
Date: April 30, 2026		Robert Lewis
President and Director (Principal Executive Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert Lewis	President and Director	April 30, 2026
Robert Lewis

/s/ Brian Cogley	Director and Chief Financial Officer	April 30, 2026
Brian Cogley

/s/ Martin Lewis	Director	April 30, 2026
Martin Lewis